Exhibit 4.1

OFFICERS’ CERTIFICATE
October 24, 2013
This Certificate is delivered to you in your capacity as Trustee of the Indenture dated as of November 8, 2012 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Indenture”), by and among William Lyon Homes, Inc., a California corporation (the “Company”), the Guarantors named therein, and U.S. Bank National Association (the “Trustee”). Capitalized terms not defined herein shall have the definitions prescribed to them in the Indenture.
This Certificate is being executed and delivered to the Trustee pursuant to Section 2.13 of the Indenture in connection with the issuance of Additional Securities under the Indenture, which Additional Securities include the following features:

•	Aggregate principal amount of Additional Securities to be authenticated and delivered pursuant to the Indenture: $100,000,000

•	Issue price of Additional Securities: 106.500% plus accrued interest, if any, from May 15, 2013

•	Issue date of Additional Securities: October 21, 2013

•	CUSIP of Additional Securities: 144A CUSIP No. 96926D AC4 / ISIN No. US96926DAC48, Reg S CUSIP No. U96799 AB4 / ISIN No. USU96799AB45
The Additional Securities shall be Initial Securities, and shall be issued pursuant to Section 4.03(a) of the Indenture and the Ratio Exception.
Attached hereto as Exhibit A is a resolution adopted by the Board of Directors of the Company with respect to the issuance of the Additional Securities.
Matthew R. Zaist, the duly elected and acting President and Chief Operating Officer of the Company, and Colin T. Severn, the duly elected and acting Chief Financial Officer and Secretary of the Company, each hereby certify, solely in their capacities as Officers of the Company, as follows:

1.
The undersigned has read Section 2.13 of the Indenture, which permits the Company to issue Additional Securities under the Indenture, which Additional Securities shall have identical terms as the Initial Securities, other than with respect to the date of issuance and issue price, and shall be treated as a single class for all purposes of the Indenture, and Section 4.03 of the Indenture, which restricts the ability of Parent or any Restricted Subsidiary to incur additional indebtedness.

2.
The undersigned has examined such documents, certificates and proceedings and made such investigation as the undersigned has deemed necessary in order to express the opinions and certifications set forth in this Certificate.

3.
The undersigned is of the opinion that he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not Sections 2.13 and 4.03 of the Indenture have been complied with.

4.	The undersigned is of the opinion that the Company has issued the Additional Securities in compliance with Sections 2.13 and 4.03 of the Indenture.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.
WILLIAM LYON HOMES, INC.,
a California corporation

By:    /s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

By:    /s/ Colin T. Severn
Name: Colin T. Severn
Title: Vice President, Chief Financial Officer and Secretary